Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS IMPROVED FIRST QUARTER SALES; REAFFIRMS FULL YEAR GUIDANCE

MILWAUKEE, October 17, 2013/PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its first fiscal quarter ended September 29, 2013.

Highlights:

•	First quarter fiscal 2014 consolidated net sales were $317.3 million, an increase of $8.3 million or 3% from the prior year.

•	Higher North American consumer engine shipments and sales of equipment to dealers increased as consumer demand rebounds from last year’s drought.

•	Lack of storms in quarter caused lower portable generator sales compared to last year when Hurricane Isaac hit in August.

•	Planned engine and products production cuts lowers inventories and reduces margins in the quarter.

•	First quarter 2014 adjusted net loss was $16.5 million, $3.3 million higher than the adjusted net loss of $13.2 million in the first quarter of fiscal 2013.

“Our first quarter results were slightly better than we anticipated as we experienced increased consumer demand for lawn and garden equipment leading to higher shipments of engines that power these products and higher shipments of lawn and garden products to our dealers,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “We have also seen continued strength in standby generator sales; however, portable generator sales decreased with Hurricane Isaac landing last year and no significant storm activity this year,” continued Teske. “Higher retail sales of lawn and garden equipment have helped to reduce channel inventories. We also lowered our inventory by reducing production in the quarter compared to last year. While this reduced productivity and margins in the near term, our inventory levels are better aligned for manufacturing to retail demand in the upcoming lawn and garden season.”

Consolidated Results:

Consolidated net sales for the first quarter of fiscal 2014 were $317.3 million, an increase of $8.3 million or approximately 3% from the first quarter of fiscal 2013 with sales increases in engines and lawn and garden products, partially offset by lower sales of portable generators. The fiscal 2014 first quarter consolidated net loss, which includes restructuring charges, was $19.3 million, or $0.41 per diluted share. The first quarter of fiscal 2013 consolidated net loss including restructuring charges was $16.5 million, or $0.35 per diluted share.

Included in the consolidated net loss for the first quarter of fiscal 2014 were pre-tax charges of $3.6 million related to restructuring actions. Included in consolidated net loss for the first quarter of fiscal 2013 were pre-tax charges of $5.1 million also related to restructuring actions. After removing the impact of these items, the adjusted consolidated net loss for the first quarter of fiscal 2014 was $16.5 million or $0.35 per diluted share, which was $3.3 million higher compared to the first quarter fiscal 2013 adjusted consolidated net loss of $13.2 million or $0.28 per diluted share.

Engines Segment:

	Three Months Ended Fiscal September
(In Thousands)	2013	2012
Engines Net Sales	$183,787	$164,515

Engines Gross Profit as Reported	$25,236	$24,712
Restructuring Charges	1,765	1,091
Adjusted Engines Gross Profit	$27,001	$25,803

Engines Gross Profit % as Reported	13.7%	15.0%
Adjusted Engines Gross Profit %	14.7%	15.7%

Engines Loss from Operations as Reported	$(18,086)	$(17,504)
Restructuring Charges	1,765	1,091
Adjusted Engines Loss from Operations	$(16,321)	$(16,413)

Engines Loss from Operations % as Reported	(9.8)%	(10.6)%
Adjusted Engines Loss from Operations %	(8.9)%	(10.0)%

Engines Segment fiscal 2014 first quarter net sales were $183.8 million, which was $19.3 million or 11.7% higher than the first quarter of fiscal 2013. This increase in net sales was driven by higher sales of engines used on lawn and garden equipment and related service parts to customers in the North American and European markets due to more favorable late season growing conditions this year. The increase was partially offset by unfavorable sales mix due to fewer sales of larger engines used in snow throwers and in portable generators resulting from a lack of storm activity in the first quarter of fiscal 2014 and unfavorable foreign exchange predominantly related to the Australian dollar.

The Engines Segment adjusted gross profit percentage for the first quarter of 2014 was 14.7%, which was 1.0% lower compared to the first quarter of fiscal 2013. The adjusted gross profit percentage was unfavorably impacted by 2.4% from a 15% reduction in manufacturing volume to reduce inventory. Unfavorable foreign exchange related to the Australian dollar and Japanese yen also impacted the adjusted gross profit percentage by 0.5%. The decrease was partially offset by an increase to adjusted gross profit of 1.3% related to favorable sales mix of higher margin service parts as well as the contribution of margin generated by the Branco acquisition which closed in the second quarter of fiscal 2013. Margins also benefitted slightly from reduced manufacturing costs and materials costs.

The Engines Segment engineering, selling, general and administrative expenses were $43.3 million in the first quarter of fiscal 2014, an increase of $1.1 million from the first quarter of fiscal 2013 primarily due to higher compensation expense and the addition of expenses from Branco. The increase was partially offset by $1.5 million of lower pension expense in fiscal 2014.

Products Segment:

	Three Months Ended Fiscal September
(In Thousands)	2013	2012
Products Net Sales	$153,037	$173,297

Products Gross Profit as Reported	$17,825	$18,716
Restructuring Charges	1,820	4,035
Adjusted Products Gross Profit	$19,645	$22,751

Products Gross Profit % as Reported	11.6%	10.8%
Adjusted Products Gross Profit %	12.8%	13.1%

Products Loss from Operations as Reported	$(7,615)	$(4,756)
Restructuring Charges	1,820	4,035
Adjusted Products Loss from Operations	$(5,795)	$(721)

Products Loss from Operations % as Reported	(5.0)%	(2.7)%
Adjusted Products Loss from Operations %	(3.8)%	(0.4)%

Products Segment fiscal 2014 first quarter net sales were $153.0 million, a decrease of $20.3 million or 11.7% from the first quarter of fiscal 2013. The decrease in net sales was primarily related to lower sales of portable generators due to no landed hurricanes in the first quarter of fiscal 2014. Hurricane Isaac occurred in the first quarter of fiscal 2013. In addition, international net sales were lower in the first quarter of fiscal 2014 due to reduced shipments of snow throwers to customers in Europe and unfavorable foreign exchange primarily related to the Australian dollar. This decrease was partially offset by favorable late season growing conditions during the first quarter of fiscal 2014 that led to higher sales of lawn and garden equipment through our North American dealer channel, pressure washers and service parts as well as net sales from the Branco acquisition.

The Products Segment adjusted gross profit percentage for the first quarter of 2014 was 12.8%, which was 0.3% lower than the adjusted gross profit percentage for the first quarter of fiscal 2013. The adjusted gross profit percentage was lower by 0.8% due to a 21% reduction of manufacturing throughput that was planned in order to control inventory in response to lower sales at the outset of the 2013 lawn and garden season. This decrease was partially offset by the margin contributed by the Branco acquisition.

The Products Segment fiscal 2014 fourth quarter engineering, selling, general and administrative expenses were $25.4 million, an increase of $2.0 million from the first quarter of fiscal 2013. The increase was mainly attributable to the additional expenses from Branco.

Corporate Items:

Interest expense for the first quarter of fiscal 2014 was comparable to the same period a year ago.

The effective tax rate for the first quarter of fiscal 2014 was 29.3% compared to 33.6% for the same period in the prior year. The decrease in the effective tax rate for the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013 was primarily driven by non-deductible losses of certain foreign subsidiaries and foreign tax rates that vary from the U.S. statutory rate.

Financial Position:

Net debt at September 29, 2013 was $109.8 million (total debt of $225.0 million less $115.2 million of cash), or $16.6 million lower from the $126.4 million (total debt of $228.0 million less $101.6 million of cash) at September 30, 2012. Cash flows used in operating activities for fiscal 2014 were $52.9 million compared to $41.4 million in fiscal 2013. The change in operating cash flows was primarily related to changes in working capital needs in fiscal 2014 associated with a lower reduction in accounts receivable partially offset by the benefit of reduced inventory production levels.

Restructuring:

The previously announced restructuring actions remain on schedule. The Company achieved incremental pre-tax savings for the first quarter of $0.7 million. The Company continues to make progress towards moving horizontal engine manufacturing from its Auburn, Alabama plant to China. As noted previously, pre-tax restructuring costs for the first quarter of fiscal 2014 were $3.6 million. Pre-tax restructuring cost estimates for fiscal 2014 remain unchanged at $6 million to $8 million. Incremental restructuring savings for fiscal 2014 are expected to be $3 million to $5 million.

Share Repurchase Program:

On August 8, 2012, the Board of Directors of the Company authorized up to $50 million in funds associated with the common share repurchase program with an expiration date of June 30, 2014. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants. During the first quarter of fiscal 2014, the Company repurchased 482,926 shares on the open market at an average price of $20.08 per share.

Outlook:

For fiscal 2014, the Company reaffirms its guidance of net income to be in a range of $50 million to $62 million or $1.04 to $1.28 per diluted share prior to the impact of any additional share repurchases and costs related to our announced restructuring actions. Our fiscal 2014 consolidated net sales are projected to be in a range of $1.88 billion to $2.03 billion. We continue to estimate that the retail market for lawn and garden products will increase 4-6% in the U.S. next season. The estimated incremental impact of exiting the sale of lawn and garden equipment through national mass retailers is approximately $10 million to $15 million of reduced sales in fiscal 2014. In addition, sales in fiscal 2013 were favorably impacted by sales of portable and standby generators in response to power outages during Hurricanes Isaac and Sandy. The upper end of our earnings projections contemplates a higher market recovery in excess of 10% for the U.S. lawn and garden market, normal snowfall and a landed hurricane. Operating income margins are expected to improve over fiscal 2013 and be in a range of 4.5% to 5.0% and reflect the positive impacts of the restructuring actions. Interest expense and other income are estimated to be approximately $18 million and $5 million, respectively. The effective tax rate is projected to be in a range of 30% to 33% and capital expenditures are projected to be approximately $50 million to $55 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3545. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1596432.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world’s largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America’s number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, SnapperPro® Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2013	2012
NET SALES	$317,304	$309,020
COST OF GOODS SOLD	269,888	260,024
RESTRUCTURING CHARGES	3,585	5,126
Gross Profit	43,831	43,870

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	68,762	65,688
Loss from Operations	(24,931)	(21,818)

INTEREST EXPENSE	(4,510)	(4,486)
OTHER INCOME	2,093	1,405
Loss before Income Taxes	(27,348)	(24,899)

CREDIT FOR INCOME TAXES	(7,999)	(8,372)
Net Loss	$(19,349)	$(16,527)

Weighted Average Shares Outstanding	46,997	47,133
BASIC EARNINGS (LOSS) PER SHARE	$(0.41)	$(0.35)

Diluted Average Shares Outstanding	46,997	47,133
DILUTED EARNINGS (LOSS) PER SHARE	$(0.41)	$(0.35)

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2013	2012
NET SALES:
Engines	$183,787	$164,515
Products	153,037	173,297
Inter-Segment Eliminations	(19,520)	(28,792)
Total *	$317,304	$309,020

* International sales based on product shipment destination included in net sales	$118,815	$126,497

GROSS PROFIT:
Engines	$25,236	$24,712
Products	17,825	18,716
Inter-Segment Eliminations	770	442
Total	$43,831	$43,870

LOSS FROM OPERATIONS:
Engines	$(18,086)	$(17,504)
Products	(7,615)	(4,756)
Inter-Segment Eliminations	770	442
Total	$(24,931)	$(21,818)

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our business trends and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Loss & Diluted Earnings (Loss) Per Share for the Fiscal Periods Ended September
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal September
	2013	2012
Net Loss	$(19,349)	$(16,527)
Tax effected charges to reported net loss:
Restructuring Charges[1]	2,851	3,332
Adjusted Net Loss	$(16,498)	$(13,195)

Diluted Earnings (Loss) Per Share	$(0.41)	$(0.35)
Tax effected charges to reported diluted earnings (loss) per share:
Restructuring Charges[1]	0.06	0.07
Adjusted Diluted Earnings (Loss) Per Share	$(0.35)	$(0.28)

[1] For the first quarter of fiscal 2014, represents charges of $3,585 net of $734 of taxes. For the first quarter of fiscal 2013, represents charges of $5,126 net of $1,794 of taxes.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended September
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2013	2012
GROSS PROFIT:
Engines
Gross Profit	$25,236	$24,712
Restructuring Charges	1,765	1,091
Adjusted Engines Gross Profit	$27,001	$25,803

Products
Gross Profit	$17,825	$18,716
Restructuring Charges	1,820	4,035
Adjusted Products Gross Profit	$19,645	$22,751

Inter-Segment Eliminations	770	442
Adjusted Gross Profit	$47,416	$48,996

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Loss from Operations for the Fiscal Periods Ended September
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
	2013	2012
LOSS FROM OPERATIONS:
Engines
Loss from Operations	$(18,086)	$(17,504)
Restructuring Charges	1,765	1,091
Adjusted Engines Loss from Operations	$(16,321)	$(16,413)

Products
Loss from Operations	$(7,615)	$(4,756)
Restructuring Charges	1,820	4,035
Adjusted Products Loss from Operations	$(5,795)	$(721)

Inter-Segment Eliminations	770	442
Adjusted Loss from Operations	$(21,346)	$(16,692)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal September
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2013	2012
Cash and Cash Equivalents	$115,176	$101,625
Accounts Receivable, Net	171,103	192,797
Inventories	468,624	503,445
Deferred Income Tax Asset	47,520	41,125
Assets Held For Sale	—	5,403
Prepaid Expenses and Other Current Assets	37,189	34,588
Total Current Assets	839,612	878,983

OTHER ASSETS:
Goodwill	147,218	205,320
Investments	19,220	19,240
Debt Issuance Costs, Net	4,464	5,461
Other Intangible Assets, Net	87,000	86,732
Deferred Income Tax Asset	26,788	71,861
Other Long-Term Assets, Net	13,883	9,050
Total Other Assets	298,573	397,664

PLANT AND EQUIPMENT:
At Cost	1,026,960	1,016,897
Less - Accumulated Depreciation	741,352	723,832
Plant and Equipment, Net	285,608	293,065
	$1,423,793	$1,569,712

CURRENT LIABILITIES:
Accounts Payable	$146,296	$151,484
Short-Term Debt	—	3,000
Accrued Liabilities	139,921	139,548
Total Current Liabilities	286,217	294,032

OTHER LIABILITIES:
Accrued Pension Cost	146,138	287,853
Accrued Employee Benefits	23,520	23,709
Accrued Postretirement Health Care Obligation	69,687	91,355
Other Long-Term Liabilities	32,809	35,094
Long-Term Debt	225,000	225,000
Total Other Liabilities	497,154	663,011

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	75,079	80,877
Retained Earnings	1,017,824	1,077,583
Accumulated Other Comprehensive Loss	(220,606)	(310,749)
Treasury Stock, at Cost	(232,454)	(235,621)
Total Shareholders' Investment	640,422	612,669
	$1,423,793	$1,569,712

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal September
CASH FLOWS FROM OPERATING ACTIVITIES:	2013	2012
Net Loss	$(19,349)	$(16,527)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Depreciation and Amortization	$13,874	$13,778
Stock Compensation Expense	3,040	2,511
Loss (Gain) on Disposition of Plant and Equipment	157	(43)
Credit for Deferred Income Taxes	(1,418)	(6,152)
Earnings of Unconsolidated Affiliates	(1,529)	(867)
Dividends Received from Unconsolidated Affiliates	1,500	4,411
Pension Cash Contributions	—	(5,466)
Non-Cash Restructuring Charges	1,726	3,185
Changes in Operating Assets and Liabilities:
Accounts Receivable	20,110	30,762
Inventories	(61,310)	(69,546)
Other Current Assets	(9,983)	2,809
Accounts Payable, Accrued Liabilities and Income Taxes	4,515	3,749
Other, Net	(4,194)	(3,964)
Net Cash Used in Operating Activities	(52,861)	(41,360)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(11,650)	(7,871)
Proceeds Received on Disposition of Plant and Equipment	28	5,620
Net Cash Used in Investing Activities	(11,622)	(2,251)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of Short-Term Debt	(300)	—
Stock Option Exercise Proceeds and Tax Benefits	994	1,534
Treasury Stock Purchases	(9,696)	(12,886)
Net Cash Used in Financing Activities	(9,002)	(11,352)

EFFECT OF EXCHANGE RATE CHANGES	216	513
NET DECREASE IN CASH AND CASH EQUIVALENTS	(73,269)	(54,450)
CASH AND CASH EQUIVALENTS, Beginning	188,445	156,075
CASH AND CASH EQUIVALENTS, Ending	$115,176	$101,625